Exhibit 4.8
RESTRICTED STOCK UNIT AGREEMENT
     This Restricted Stock Unit Agreement (the “Agreement”) is hereby entered into effective as of ________________, 2010 (the “Award Date”), by and between Fuel Tech, Inc. (the “Company”), and _________________ (the “Participant”). Any term capitalized but not defined in this Agreement will have the meaning set forth in the Fuel Tech, Inc. Incentive Plan, as amended (the “Plan”).
     1. Award of Restricted Stock Units. In accordance with the terms of the Plan and subject to the terms and conditions of this Agreement, the Company hereby awards the Participant ________________ Restricted Stock Units (“RSUs”), effective as of the Award Date. Each vested RSU entitles the Participant to receive one share of the Company’s common stock (a “Share”) on the Participant’s Distribution Date (as defined below). The value of the Share on the Participant’s Distribution Date will be the Fair Market Value Per Share.
     2. Vesting of RSUs. All RSUs awarded to the Participant will vest according to the following schedule:
     (a) one-half of the RSUs awarded shall vest on the second anniversary of the Award Date, provided that Participant’s status as a Participant under this Agreement has not terminated before that date;
     (b) an additional one-fourth of the RSUs awarded shall vest on the third anniversary of the Award Date, provided that Participant’s status as a Participant under this Agreement has not terminated before that date; and
     (c) a final one-fourth of the RSUs awarded shall vest on the fourth anniversary of the Award Date, provided that Participant’s status as a Participant under this Agreement has not terminated before that date.
Notwithstanding the foregoing, the Participant’s outstanding, unvested RSUs shall immediately vest upon a Change of Control of the Company in accordance with the Plan. If the Participant’s status as a Participant under this Agreement terminates before the lapse of vesting restrictions on the RSUs because the Participant dies or becomes Totally Disabled, then effective the earlier date of either such event, as applicable, all then unvested RSUs shall be forfeited.
     3. Termination of Status as Participant. Upon the termination of Participant’s status as a Participant under this Agreement (e.g., termination of employment with the Company),
     (a) The Participant will forfeit any RSUs that have not vested under Section 2 above; and
     (b) The Company will distribute to the Participant Shares equal to the number of RSUs already vested regardless of whether or not the Participant had elected to defer under Section 4 below.
     Notwithstanding anything in this Agreement to the contrary, if the Participant’s status as a Participant under this Agreement (e.g., termination of employment with the Company) terminates for Cause (as defined below), the Participant shall forfeit all RSUs that have not vested under Section 2 above and all RSUs that the Participant has elected to defer under Section 4 below.
     4. Deferral of Award. The Participant may elect to defer the receipt of Shares beyond the vesting date of the underlying RSUs shown in Section 2 above. Any deferral period must be expressed as a number of whole years, not less than five (5) or more than ten (10), beginning on the Award Date. If a

Participant elects a deferral period but thereafter Participant’s status as a Participant terminates after the RSU vests but before the elected deferral period expires, then, subject to the forfeiture provisions of Sections 3 and 8, share distribution for the Participant’s vested RSUs will occur within thirty (30) days after the date the Participant’s status as such terminates. This deferral period will apply only to deferral elections made on the Company’s then-current Deferral Election Form. Any such deferral election shall apply to receipt of all Shares underlying the entire Award; for example, a deferral period of seven (7) years would result in the Participant receiving Shares underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times.
     5. Distribution of Shares. As soon as practicable after the Participant’s Distribution Date, the Company may either (i) issue to the Participant or the Participant’s personal representative a Share certificate or (ii) deposit Shares with an online broker or other service provider contracted by the Company for such purpose, subject to Section 8 below and compliance to the satisfaction of the Committee with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The Company will pay to the Participant in cash an amount in lieu of any fractional RSU, based on the Fair Market Value Per Share of the Shares. Until such time as Shares have been issued to the Participant under this Section, the Participant shall not have any rights as a holder of the Shares underlying this Award including but not limited to voting rights or dividends, if and when the Company declares same. RSUs represent only hypothetical Shares and, therefore, the Participant is not entitled to any of the rights or benefits generally accorded to stockholders with respect thereto.
     6. Changes in Capital or Corporate Structure. In the event of any change in the outstanding shares of common stock of the Company by reason of a recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the Committee or Board, as applicable, shall proportionately adjust, in a manner deemed equitable by the Committee or Board, as applicable, in its sole discretion, the number of RSUs held by the Participant under this Agreement, in accordance with the Plan.
     7. Nontransferability. RSUs awarded under this Agreement, and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.
     8. Non-Competition and Non-Solicitation Restrictive Covenants. In order to protect the Confidential Information (as defined below), customer relationships, and other legitimate business interests of the Company, during the Participant’s status as such under this Agreement and for twelve (12) months following the termination of his or her status as a Participant under this Agreement (e.g., termination of employment with the Company), the Participant will not, directly or indirectly, as an employee, agent, member, director, partner, consultant or contractor or in any other individual or representative capacity: (a) solicit any Protected Individual (as defined below) for other employment or engagement, induce or attempt to induce any Protected Individual to terminate his or her employment, hire or engage any Protected Individual, or otherwise interfere or attempt to interfere in any way in the relationship between the Company and such Protected Individual; or (b) solicit or provide competitive products or services to any Customer (as defined below) or Prospective Customer (as defined below) or otherwise interfere or attempt to interfere in any way in the relationship between the Company and any Customer or Prospective Customer. Because the Company’s business is global in scope, the Participant understands and agrees that these restrictions apply worldwide.
     The Participant agrees that in the event of a breach or threatened breach of any of the covenants contained in this Section 8, in addition to any other penalties or restrictions that may apply under any employment agreement, state law, or otherwise, the Participant shall forfeit, upon written notice to such effect from the Company: (i) any and all RSUs awarded granted to him or her under the Plan and this Agreement, including vested RSUs or Shares; (ii) any Shares acquired under this Award, and (iii) any profit the Participant has realized on the vesting or sale of any Shares acquired under this Award, which Participant may be required to repay to the Company). The forfeiture provisions of this Section 8 shall continue to apply, in accordance with their terms, after the provisions of any employment or other agreement between the Company and the Participant have lapsed. The Participant consents and agrees that if the Participant violates or threatens to violate any provisions of this Section 8, the Company or its successors in interest shall be entitled, in addition to any other remedies that they may have, including money damages, to an injunction to be issued by a court of competent jurisdiction restraining the Participant from committing or continuing any violation of this Section 8. In the event that the Participant is found to have breached any provision set forth in this Section 8 or elsewhere in this Agreement, the time period provided for in that provision shall be deemed tolled (i.e., it will not begin to run) for so long as the Participant was in violation of that provision.
     9. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
     10. Tax Consequences and Withholding. Nothing contained herein shall be construed as a promise, guarantee, or other representation by the Company of any particular tax effect nor shall the Company be liable for any taxes, penalties, or other amounts incurred by the Participant. The Company may withhold from any Shares that it is required to deliver under this Agreement the number of Shares sufficient to satisfy applicable withholding requirements under any applicable federal, state, local or foreign law, rule or regulation if any. The Participant acknowledges that he/she has had sufficient opportunity to review with his/her own tax advisors the federal, state, local, and foreign tax consequences of the transactions contemplated by the Award Agreement. The Participant acknowledges he/she must rely solely on such advisors and not on any statement or representations of the Company or any of its agents. The Participant understands that he/she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by the Agreement.
     11. No Limitation on the Company’s Rights. The granting of RSUs shall not in any way affect the Company’s right or power to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
     12. Plan and Agreement Not a Contract of Employment or Service. Neither the Plan nor this Agreement is a contract of employment or service, and no terms of the Participant’s employment or service will be affected in any way by the Plan, this Agreement or related instruments, except to the extent specifically expressed therein. Neither the Plan nor this Agreement will be construed as conferring any legal rights to the Participant to continue in service with the Company or any subsidiary or affiliate thereof.
     13. Entire Agreement and Amendment. This Agreement is the entire Agreement between the parties to it, and all prior oral and written representations are merged in this Agreement. This Agreement may be amended, modified or terminated only by written agreement between the Participant and the Company, provided, that the Company may amend this Agreement without further action by the Participant if such amendment is deemed by the Company to be advisable or necessary to comply with Code Section 409A. The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent, or intent of this Agreement or any provision hereof. Each party has cooperated in the preparation of this Agreement. As a result, this Agreement shall not be construed against any party on the basis that the party was the draftsperson.

     14. Notices. Notices given pursuant to this Agreement shall be in writing and shall be deemed received when personally delivered, or on the date of written confirmation of receipt by (i) overnight carrier, (ii) facsimile, (iii) registered or certified mail, return receipt requested, addressee only, postage prepaid, or (iv) such other method of delivery that provides a written confirmation of delivery. Notice to the Company shall be directed to:
Fuel Tech, Inc.
27601 Bella Vista Parkway
Warrenville, Illinois 60555
Attention: General Counsel
The Company may change the person and/or address to which the Participant must give notice under this Section 14 by giving the Participant written notice of such change, in accordance with the procedures described above. Notices to or with respect to the Participant will be directed to the Participant, or to the Participant’s executors, personal representatives or distributees, if the Participant is deceased, or the assignees of the Participant, at the Participant’s most recent home address on the records of the Company.
     15. Compliance with Laws. No certificate for Shares distributable pursuant to the Plan or this Agreement shall be issued and delivered unless the issuance of such certificate complies with all applicable legal requirements including, without limitation, compliance with the provisions of applicable state securities laws, the Securities Act of 1933, as amended from time to time or any successor statute, the Exchange Act and the requirements of the exchanges on which Shares may, at the time, be listed, and the provisions of any foreign securities laws or the rules of foreign securities exchanges, where applicable.
     16. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of the Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
     17. Incorporation of the Plan. The Plan, as it exists on the date of the Agreement and as amended from time to time, is hereby incorporated by reference and made a part hereof, and the Award and the Agreement shall be subject to all terms and conditions of the Plan. In the event of any conflict between the provisions of the Agreement and the provisions of the Plan, the terms of the Plan shall control, except as expressly stated otherwise.
     18. Governing Law. The laws of the State of New York shall govern the validity, interpretation, construction, and performance of this Agreement, without regard to the conflict of laws principles thereof.
     19. Code Section 409A. It is intended that this Agreement and the Plan be designed and operated within the requirements of Code Section 409A (including any applicable exemptions) and, in the event of any inconsistency between any provision of the Plan or Agreement and Section 409A, the provisions of Section 409A shall control. Any provision in the Plan or Agreement that is determined to violate the requirements of Section 409A shall be void and without effect. Any provision that is required by Section 409A to appear in the Plan or Agreement that is not expressly set forth therein shall be deemed to be set forth therein, and the Plan shall be administered in all respects as if such provision was expressly set forth herein. Any reference in the Plan or Agreement to Section 409A or a Treasury Regulation Section shall be deemed to include any similar or successor provisions thereto.
     (a) Each Award is intended to be exempt from Code Section 409A under the short-term deferral exception set forth in Code Section or, in the alternative, to comply with the requirements of Section 409A.

     (b) Notwithstanding anything in the Plan or Agreement to the contrary, if the Participant should become subject to the 6-month delay rule of Treasury Regulation Section 1.409A-1(c)(3)(v), then to the extent that an Award is subject to Section 409A and the Participant is a Specified Employee (as defined below) as of the date of Separation from Service (as defined below), distributions with respect to any RSUs that have been deferred may not be made before the date that is six (6) months after the date of Separation from Service or, if earlier, the date of the Participant’s death.
     20. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute but one Agreement.
     21. Definitions. Where used in this Agreement, the following capitalized terms shall have the following meanings:
     (a) “Cause” shall have the meaning set forth in any employment, consulting, or other written agreement between the Participant and the Company. In addition, if there is no employment, consulting, or other written agreement between the Company and the Participant or if such agreement does not define “Cause” to the extent provided for below then for purposes of this Agreement, “Cause” both thereunder and under this Agreement shall mean, as determined by the Committee in its sole judgment, conviction of the Participant under, or a plea of guilty by the participant to any state or federal felony charge (or the equivalent thereof outside of the United States); any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company or its affiliates regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified in the Company’s Code of Business Ethics and Conduct or the applicable Employee Handbook of the Company or its affiliates, or any successor manual, as a potential disciplinary measure.
     In addition, the Participant’s employment or service shall be deemed to have terminated for Cause if, after the Participant’s employment or service has terminated, facts and circumstances are discovered that would have justified a termination for Cause. For purposes of this Plan, no act or failure to act on the Participant’s part shall be considered “willful” unless it is done, or omitted to be done, by him or her in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company.
     (b) “Confidential Information” means any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is disclosed to, developed, or learned by the Participant during his/her status as a Participant, that relates to the business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development of the Company, and that is not generally known outside of the Company. Confidential Information includes, but is not limited to: the identity and information concerning the needs and preferences of current, former, and prospective customers; performance, compensation, and other personnel data concerning employees of the Company; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies. Confidential Information does not include the general skills, knowledge, and experience gained during the Participant’s status as a Participant and common to others in the industry or information that is or becomes publicly available without any breach by the Participant of this Agreement. The Participant agrees that at all times both during this Agreement and after his/her status as a Participant under this Agreement terminates, the Participant will not, without the Company’s express written permission, use Confidential Information for the Participant’s own benefit or the benefit of any other person or entity or disclose Confidential Information to any person other than (i) in the case of disclosures made while the Participant maintained his/her status as such hereunder, to persons to whom disclosure is required in connection with the performance of Participant’s duties for the Company or (ii) any disclosure requested by a court or regulatory authority with jurisdiction over the subject matter, in which event Participant agrees promptly to notify the Company in advance of and cooperate with the Company in any efforts to suppress or limit such disclosure.
     (c) “Customer” means any Person (as defined below) who or which is or was a customer of the Company and with whom the Participant had business contact during his or her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that a former customer will only be considered a “Customer” for twelve (12) months after the last date on which the Company provided products or services (including, without limitation, marketing services, as determined by the Company in its sole discretion) to such Person.
     (d) “Distribution Date” means the date on which the Shares represented by vested RSUs shall be deemed to be distributed to the Participant, which is the date on which an RSU vests; provided that, the Distribution Date for a Participant who elects to defer the distribution of his or her Shares will be the earlier of (i) the date the Participant’s status as a Participant under this Agreement terminates or (ii) the end of the deferral period specified by the Participant.
     (e) “Person” means an individual or any type of business entity.
     (f) “Prospective Customer” means any Person, other than a Customer, toward whom or which the Company directed specific and material business development efforts, such as, but not limited to, a detailed proposal or bid, and with whom the Participant had business contact during his or her tenure as a Participant hereunder or about whom the Participant received Confidential Information; provided that such Person will only be considered a “Prospective Customer” for twelve (12) months after the last date on which such efforts were undertaken by the Company.
     (g) “Protected Individual” means an individual who is or was an employee, consultant or advisor of the Company and with whom the Participant had business contact at any time during the Participant’s employment or other retention by the Company or about whom the Participant received Confidential Information ; provided that such a former employee, consultant or advisor will only be considered a “Protected Individual” for six (6) months after the last date he or she was employed by or provided services to the Company.
     (h) “Restricted Stock Unit” or “RSU” means a notional account established pursuant to an Award granted to a Participant under this Agreement, which is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Agreement, and (iii) payable only in Shares.
     (i) “Separation from Service” shall have the meaning given in Code Section 409A, and references to termination of employment shall be deemed to refer to a Separation from Service. In accordance with Treasury Regulation §1.409A-1(h)(1)(ii) (or any similar or successor provisions), a Separation from Service shall be deemed to occur, without limitation, if the Company and the Participant reasonably anticipate that the level of bona fide services the Participant will perform after a certain date (whether as an employee or as an independent contractor) will permanently decrease to less than fifty percent (50%) of the average level of bona fide services provided in the immediately preceding thirty-six (36) months. All references in this Agreement to “termination of employment” or “employment termination” or “termination of status as a Participant under this Agreement” shall be deemed to refer to a Separation from Service.

     (j) “Specified Employee” has the meaning given to that term in Code Section 409A and Treasury Regulation §1.409A-1(i) (or any similar or successor provisions).
     In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

Fuel Tech, Inc.

By:

Participant	Its:

RESTRICTED STOCK UNIT AGREEMENT
DEFERRAL ELECTION FORM
          This Restricted stock Unit (“RSU”) Award Agreement Deferral Election Form (“Deferral Election Form”) is entered into by and between Fuel Tech, Inc. (the “Company”) and _________________ (the “Participant”), who received an Award of RSUs under the Fuel Tech, Inc. Incentive Plan, as amended (the “Plan”) and a Restricted Stock Unit Agreement (the “Agreement”), which Agreement was legally effective [insert date of RSU Agreement]. The provisions of the Plan and the Agreement are incorporated herein by reference in their entirety and supersede any conflicting provisions contained in this Deferral Election Form. Neither this Deferral Election Form nor the Plan or the Agreement shall be construed as giving Participant any right to continue to be employed by or perform services for the Company or any subsidiary or affiliate thereof.
1. Deferral of Restricted stock Units
          Any deferral period must be expressed as a number of whole years, not less than five (5) or more than ten (10), beginning on the Award Date.
Deferral election must be made within thirty (30) days of the Award Date.
Any such deferral must apply to receipt of all Shares underlying the entire Award; for example, a deferral period of seven (7) years would result in the Participant receiving Shares underlying the entire Award seven (7) years from the Award Date regardless of the fact that the RSUs may have vested at differing times.
If no deferral period is specified on the Deferral Election Form or if the Company does not receive from Participant, her/his signed and dated Deferral Election Form within the required election period, Shares will be issued as described in the Agreement as soon as practicable upon vesting of the RSUs.
☐	No deferral. I wish to receive Shares upon vesting of each installment of RSUs.

☐	I wish to defer receipt of all Shares until ____ years (minimum of 5) after the Award Date.
2. Deferral Election Effective Date, Revision of Election During Election Period
          This Deferral Election Form must be received by the Company no later than thirty (30) days after the Award Date set forth in the Agreement, i.e., _________________, and will become irrevocable on such date. The Participant may revise this Deferral Election with respect to the deferral period no later than such due date, by contacting the Vice President, Corporate Controller of the Company in writing in accordance with the Notice provision set forth in Section 14 of the Agreement.

PARTICIPANT
Date: